BRITISH COLUMBIA The Best Place on Earth	Number: BC0883133

CERTIFICATE OF INCORPORATION BUSINESS CORPORATIONS ACT

I Hereby Certify that SAN ANTONIO VENTURES INC. was incorporated under the Business Corporations Act on June 9, 2010 at 09:45 AM Pacific Time.
Issued under my hand at Victoria, British Columbia
On June 9, 2010 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada